Exhibit 10.20

Harry Somerdyk Executive Vice President & Chief Human Resources and Communications Officer

January 24, 2012

David Whitmore

233 Milbank, Unit #5

Greenwich,  CT  06830

Dear David,

Further to the letter dated & signed 16 December 2011 from Mike Connors and the Change of Control Agreement entered into on the same date, I am writing to clarify the position with respect to your employment arrangements in the UK and the United States.

From 1 January 2012 you will fulfill two roles within ISG:

•                  Vice Chairman

•                  President, Americas

Your role as Vice Chairman will involve significant travel and will be based from the UK. Your arrangements for this role will be in accordance with your employment agreement with Compass Limited as amended by the separate letter from me dated January 24 2012.

As President, ISG Americas, you will be based at the company’s headquarters in Stamford, CT and subject to the following terms:

1.              You will report directly to Mike Connors, Chairman and CEO of ISG.

2.              It is anticipated that you will devote approximately 63% of your time to the President, Americas role. The balance will be devoted to the Vice Chairman role under the separate Compass Limited agreement.

3.              Your 2012 annual fixed salary for the President, Americas role will be $300,000. In addition you will participate in the ISG Global Variable Incentive Plan (“GVIP”) with a target bonus of $223,600 for 2012. The payment of any GVIP amount will be subject to the rules of the plan provided to you separately.

4.              You will also be entitled to the package of ISG US employee benefits, a summary of which has been provided under separate cover.

5.              In 2012, to assist in you taking up your President, Americas role we will provide you with relocation housing assistance of $5000 net per month and  a total of $10,000 net  of incidental travel expenses to/from the UK.

6.              You will be entitled to the reimbursement of reasonable external advisory fees with respect to the preparation of your annual US tax returns.

7.              The annual leave entitlement with respect to the President, Americas  role will be 16 days.

Information Services Group, Inc.	t: 203 517 3100
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com

Assuming the above is consistent with your understanding based on previous discussions, I would appreciate your signing and returning an executed copy at your convenience. As always, please feel free to call with any questions.

Sincerely yours,

Harry Somerdyk
Executive Vice President
CHRO

Agreed and Acknowledged by:
David Whitmore